QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CASCADE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

Fellow Shareholders:

        Cascade Corporation's 2008 Annual Meeting will take place on Tuesday, June 3, 2008, at 10:00 a.m., Pacific Daylight Time, at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, for the following purposes:

  1.
  To elect three directors to serve three-year terms.

  2.
  To approve an amendment to Cascade's Articles of Incorporation increasing the number of authorized shares of Cascade common stock from 20,000,000 to 40,000,000.

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

  4.
  To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

        Shareholders of record at the close of business on April 4, 2008 will be entitled to receive notice of, attend, and vote at the meeting.

        Your vote is important. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

Cordially,
James S. Osterman Chairman
Portland, Oregon April 1, 2008

PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
Methods of Voting	1
Votes Required for the Proposals	2
Quorum Requirement	2
PROPOSAL 1: ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE AND OTHER BOARD MATTERS	3
Board Independence	4
Board Committees and Meetings	4
Audit Committee	5
Compensation Committee	5
Nominating and Governance Committee	6
Executive Sessions	7
Contacting the Board	8
Director Compensation	8
PROPOSAL 2: APPROVAL OF INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CASCADE COMMON STOCK	9
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
AUDIT COMMITTEE REPORT	12
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Compensation Committee Report	21
Summary Compensation Table for Fiscal 2008 and 2007	22
Grants of Plan-Based Awards in Fiscal 2008	23
Outstanding Equity Awards at Fiscal Year-End	24
Option Exercises and Stock Vested During Fiscal 2008	25
Potential Payments on Termination or Change-in-Control	25
EQUITY COMPENSATION PLAN INFORMATION	27
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	28
VOTING SECURITIES—STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
OTHER MATTERS	31
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	31
NO INCORPORATION BY REFERENCE	31
ANNUAL REPORT	32

PROXY STATEMENT

GENERAL INFORMATION

        Under new rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 24, 2008.

        This Proxy Statement, which is first being released to shareholders on April 24, 2008, is furnished in connection with the solicitation of proxies by our Board of Directors ("Board") to be used at the annual meeting of shareholders to be held at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, at 10:00 a.m., Pacific Daylight Time, on June 3, 2008.

        We will bear the entire cost of proxy solicitation, which will be primarily by mail or electronically. Proxies may also be solicited personally or by telephone by our directors, officers and employees without additional compensation. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies and will reimburse them for their reasonable expenses.

        Our Board has fixed the close of business on April 4, 2008, as the record date for determining the holders of our common shares that are entitled to notice of and to vote at the annual meeting. At the close of business on March 17, 2008, 10,822,064 common shares were outstanding. This approximates the number of shares we anticipate to be outstanding and entitled to vote as of the record date, April 4, 2008. Each common share is entitled to one vote on all matters that properly come before the annual meeting. A quorum of shareholders will be established at the meeting if a majority of our outstanding common shares entitled to vote are present or represented by proxy.

        If you own your shares through a broker, bank or other nominee and do not participate in electronic delivery of proxy materials, you will receive only one copy of our proxy materials if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Methods of Voting

        You have three options for submitting your vote prior to the annual meeting:

  •
  via the Internet at www.proxyvote.com;

  •
  by phone (please see your proxy card for instructions); or

  •
  by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

        We encourage you to register your vote via the Internet. If you attend the annual meeting, you may also submit your vote in person, and any votes that you previously submitted, whether via the Internet, by phone or by mail, will be superseded by the vote that you cast at the annual meeting.

Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the annual meeting, your shares will be voted at the in the manner set forth in this Proxy Statement or as otherwise specified by you.

        You may revoke your proxy at any time before it is voted at the meeting. To revoke your proxy, you must:

  •
  enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

  •
  provide written notice of the revocation to Joseph G. Pointer, Secretary, at Cascade Corporation, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718; or

  •
  attend the meeting and vote in person.

        Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the annual meeting, you must bring to the meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Votes Required for the Proposals

        The election of directors (Proposal 1) will be determined by a plurality of the votes cast. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Approval of the proposed increase in the number of authorized shares of common stock (Proposal 2) and ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009 (Proposal 3), requires the affirmative vote of a majority of the votes cast. Abstentions or broker non-votes will have no effect on the required vote on any matter.

        If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 1 and Proposal 3 should be treated as routine matters. Proposal 2 is not considered a routine matter, and without your instruction, your broker cannot vote your shares.

Quorum Requirement

        A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, April 4, 2008, must be present in order to hold the meeting and to conduct business. Shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board currently consists of seven directors, which our Bylaws divide into three groups. The term of office of one group expires at each annual meeting. This year the terms of Peter D. Nickerson, Robert C. Warren, Jr., and Henry W. Wessinger II expire. Each is nominated to a term ending in 2011.

NOMINEES

PETER D. NICKERSON	Director since 2007	Age 50

Mr. Nickerson serves as a director of Growth-link Overseas Company, an investment enterprise based in Hong Kong with investments in China, Vietnam and India. Growth-link invests primarily in contract footwear manufacturing facilities, and to a lesser extent that industry's up and down stream infrastructure. Mr. Nickerson has been a director of Growth-link since 1988.

ROBERT C. WARREN, JR.	Director since 1982	Age 59

Mr. Warren has served as our President and Chief Executive Officer since 1996. He was President and Chief Operating Officer prior to 1996, and was formerly Vice President—Marketing. He is a Director of ESCO Corporation, a privately held manufacturer of high alloy steel products.

HENRY W. WESSINGER II	Director since 1998	Age 54

Mr. Wessinger has been Vice President—Senior Portfolio Manager of UBS Financial Services since December 2006. Previously, he was Senior Vice President, Ragen MacKenzie, a Division of Wells Fargo Investments, LLC since 1990. He serves as Treasurer of the Wessinger Foundation and Trustee of the Catlin Gabel School and Chair of its Endowment Committee.

Term Expires 2009

DUANE C. McDOUGALL	Director since 2002	Age 56

Mr. McDougall served as President and Chief Executive officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer, Chief Accounting Officer and in other positions during his 21 year tenure with Willamette Industries, Inc. He also serves as a Director of the following companies: The Greenbrier Companies, Inc., Boise Cascade, LLC and West Coast Bancorp.

JAMES S. OSTERMAN	Director since 1994	Age 70

Mr. Osterman has been President and Chief Executive Officer and a Director of Blount International, Inc. (Blount), a diversified international manufacturing company, since 2002. He is also currently the Chairman of Blount. He served as President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., from 1986 to 2002.

Term Expires 2010

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 62

Dr. Lardy became a Senior Fellow of the Peter G. Peterson Institute for International Economics, a policy research institution in Washington, D.C., in 2003. He served as a Senior Fellow at The Brookings Institution, also in Washington, D.C., from 1995 to 2003.

NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 60

Dr. Wilgenbusch has served as President of Marylhurst University since 1984. She currently serves as a director of West Coast Bancorp. She also is a trustee of the Tax-Free Trust of Oregon.

        The Board unanimously recommends that you vote "For" each nominee.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

        We are committed to conducting our operations in accordance with accepted principles of good corporate governance and to applying the highest standards of ethical and legal conduct in our business dealings. Our Corporate Governance Guidelines and our Code of Ethics & Business Responsibilities for Directors, Officers and Employees are available on our website at www.cascorp.com and in print to any shareholder who requests them.

Board Independence

        Our Corporate Governance Guidelines provide that a majority of the Board must meet the criteria for independence established by applicable law and the requirements of the New York Stock Exchange ("NYSE"). The Board has determined that all of the current directors other than Mr. Warren, our President and Chief Executive Officer, are independent in accordance with applicable law and NYSE requirements. In making its determination, the Board applied the following director independence standards, which reflect the NYSE director independence standards currently in effect:

  •
  No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with Cascade or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cascade or any of its subsidiaries);

  •
  A director who is an employee or whose immediate family member is an executive officer of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of such employment relationship;

  •
  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Cascade or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Such director will become independent three years after he or she ceases to receive more than $100,000 per year in such compensation;

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of the affiliation or the employment or auditing relationship;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Cascade's or any of its subsidiaries' present executives serve on that company's compensation committee is not independent. Such director will become independent three years after the end of such service or the employment relationship; and

  •
  A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Cascade or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent until three years after such payments cease to exceed such threshold.

        The Board has also determined that those directors who serve on the Audit, Compensation and Nominating and Governance Committees of the Board are independent in accordance with applicable law and NYSE requirements. In making its determination with respect to Mr. Wessinger, the Board considered the business relationship between Mr. Warren personally and Mr. Wessinger arising from Mr. Wessinger's position as Vice President—Senior Portfolio Manager of UBS Financial Services and concluded that the relationship was not material to Mr. Wessinger's independence.

Board Committees and Meetings

        The Board currently has standing Audit, Compensation and Nominating and Governance Committees. During the year ended January 31, 2008, each director, except Mr. Nickerson, who became a director on December 2, 2007, attended at least 75% in aggregate of the meetings of the

Board and committees on which he or she served. The members of the committees and the number of meetings held during the year are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation
Nicholas R. Lardy	X	X	X	X (Chair)
Duane C. McDougall	X	X (Chair)	X	X
Peter D. Nickerson(1)	X	X	X	X
James S. Osterman	X (Chair)	X	X	X
Robert C. Warren, Jr.	X
Henry W. Wessinger II	X	X	X (Chair)	X
Nancy A. Wilgenbusch	X	X	X	X
Number of meetings	5	4	4	3

(1)
Mr. Nickerson was elected to our Board on December 2, 2007, filling a vacancy created as the result of an increase in the size of the Board from six to seven directors.

        Directors are encouraged to attend the annual meeting of shareholders, absent unavoidable circumstances which do not permit attendance. All directors except Mr. Nickerson, who was not a director at the time, attended the 2007 annual meeting of shareholders.

Audit Committee

        The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively; that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented; that overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations and that appropriate standards of business conduct are established and observed. The Audit Committee also conducts an annual evaluation of its performance in fulfilling its duties and responsibilities. The report of the Audit Committee is included in this proxy statement on page 12. The charter of the Audit Committee is available at www.cascorp.com and in print to any shareholder who requests it.

        Each member of the Audit Committee is independent in accordance with applicable SEC rules and NYSE requirements. The Board has determined that Mr. McDougall qualifies as an "audit committee financial expert" as defined in the rules of the SEC. The Board has also determined that Mr. McDougall's service on the Audit Committees of The Greenbrier Companies, Inc. and West Coast Bancorp does not impair his ability to serve on our Audit Committee.

Compensation Committee

        The Compensation Committee provides assistance to the Board in fulfilling its responsibilities related to the compensation of the directors and key management personnel of the Company. The Compensation Committee is authorized to delegate its authority to subcommittees it may form. Each member of the Compensation Committee is independent in accordance with the requirements of the NYSE. Specific responsibilities of the Compensation Committee include:

  •
  Reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation disclosures included in our proxy statement and issuing an annual report on executive compensation in connection therewith;

  •
  Annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer ("CEO");

  •
  Evaluating the CEO's performance and making recommendations regarding the CEO's compensation level based on the evaluation for approval by the independent members of the Board;

  •
  Reviewing and making recommendations to the Board with respect to the compensation of our key management personnel and directors;

  •
  Reviewing and making recommendations to the Board with respect to our incentive and equity based compensation plans;

  •
  Conducting an annual evaluation of the Compensation Committee's performance in fulfilling its duties and responsibilities;

  •
  Making regular reports to the Board.

        The report of the Compensation Committee is included in this proxy statement on page 21. The charter of the Compensation Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

Nominating and Governance Committee

        The Nominating and Governance Committee provides oversight on issues surrounding the composition and operation of the Board. Specific responsibilities of the Nominating and Governance Committee include:

  •
  Identifying individuals qualified to serve on the Board.

  •
  Recommending to the Board director nominees for election at our annual meeting of shareholders or for appointment by the Board to fill existing or newly created vacancies on the Board.

  •
  Identifying members of the Board to serve on and to chair each Board committee.

  •
  Developing and revising as appropriate our Corporate Governance Guidelines.

  •
  Recommending such guidelines or revisions to the Board.

  •
  Reviewing the charters of each Board committee and, when necessary or appropriate, recommending changes in such charters to the Board.

  •
  Overseeing the annual evaluation by the Board of itself and its members.

  •
  Overseeing the Board's evaluation of management.

  •
  Conducting an annual evaluation of its performance in fulfilling its duties and responsibilities.

  •
  Making regular reports to the Board.

  •
  Monitoring the development of best practices regarding corporate governance.

  •
  Taking a leadership role in shaping corporate governance.

        Each member of the Nominating and Governance Committee is independent in accordance with the requirements of the NYSE. The charter of the Nominating and Governance Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

        The policy of the Nominating and Governance Committee is to consider recommendations for director nominees submitted by shareholders. Shareholders requesting the Nominating and Governance

Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Nominating and Governance Committee. Nominee recommendations should be addressed to:

  Corporate Secretary
  Cascade Corporation
  Post Office Box 20187
  Portland, OR 97294-0187

        Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee. Under these criteria, nominees should possess the highest personal and professional ethics, a background and expertise useful to Cascade and complementary to and different from the background of the other directors and a willingness to devote the required time to the duties and responsibilities of Board membership. In fulfilling its responsibility to identify individuals qualified to serve on the Board and recommending to the Board nominees for election at our annual meeting of shareholders or for appointment by the Board to fill an existing or newly created vacancy on the Board, the Nominating and Governance Committee evaluates the Board's effectiveness and composition. This includes consideration of the business and professional backgrounds of directors, their age, current employment, community service and other board service, as well as the racial, ethnic and gender diversity of the Board.

        When nominating a candidate to fill a vacancy created by the expiration of the term of a member of the Board, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with our business, the director's history of attendance at board and committee meetings and the director's preparation for and participation in such meetings. When nominating a candidate to fill a vacancy where the committee has determined that an incumbent director should not or is not willing to stand for re-election or where the need to add a new board member has been identified, the Committee initiates a candidate search by seeking input from members of the Board and senior management, considering recommendations submitted by shareholders and hiring a search firm, if necessary.

        The nominating process begins by identifying a candidate or group of candidates, including any candidates who may be submitted by shareholders, who will satisfy specific criteria and otherwise qualify for membership on the Board. These candidates are then presented to the Nominating and Governance Committee, which ranks the candidates. The Chairman, the CEO and at least one member of the Nominating and Governance Committee interview the prospective candidate or candidates. Other Board members are offered the opportunity to interview candidates. The Nominating and Governance Committee then meets to consider and approve the final candidate or candidates and to recommend and seek the endorsement of the full Board.

        Mr. Nickerson, who was elected to the Board in December 2007 to fill a vacancy created by an increase in the size of the Board from six to seven directors, was recommended independently by both our chief executive officer and a non-employee director.

Executive Sessions

        Non-management directors meet in executive session without management in conjunction with at least one Board meeting each quarter and may also meet at other times. Mr. Osterman, as our Chairman, presides at all executive sessions.

Contacting the Board

        Individuals may contact the Board as a group or an individual director at the following mailing address:

  Board of Directors
  Attention: Corporate Secretary
  Cascade Corporation
  Post Office Box 20187
  Portland, OR 97294-0187

        The name of the individual director or group of directors to whom the communication is directed should be clearly specified. Communications will be promptly forwarded by the Corporate Secretary to the specified director addressees or to Mr. Osterman if the communication is addressed to the full Board. Shareholders wishing to submit proposals for inclusion in the Proxy Statement relating to the 2009 Annual Meeting of Shareholders should follow the procedures specified under "Shareholder Proposals for 2009 Annual Meeting" below. Shareholders wishing to recommend nominees for the Board should follow the procedures specified under "Corporate Governance and Other Board Matters—Nominating and Governance Committee."

Director Compensation

        The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended January 31, 2008:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Nicholas R. Lardy	$51,000	$9,711	$29,191	—	—	$441	$90,343
Duane C. McDougall	$57,000	$9,711	$30,799	—	—	$441	$97,951
Peter D. Nickerson(3)	$—	$—	$—	—	—	$—	$—
James S. Osterman	$96,000	$9,711	$29,191	—	—	$441	$135,343
Henry W. Wessinger II	$51,000	$9,711	$29,191	—	—	$441	$90,343
Nancy A. Wilgenbusch	$40,500	$9,711	$29,191	—	—	$441	$79,843

(1)
Amounts reflect the expense recognized for accounting purposes calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R) with respect to awards of restricted shares of Cascade common stock granted in fiscal 2008, stock appreciation rights ("SARs") granted in fiscal 2007, 2006 and 2005 and stock options granted in fiscal 2004. Each non-employee director, except Peter D. Nickerson, received an award of 814 shares of restricted stock on June 8, 2007 with a grant date fair value of $73.73 per share.

(2)
Amounts reflect dividends received on restricted stock issued June 8, 2007.

(3)
Mr. Nickerson was elected to our Board on December 2, 2007, filling a vacancy created as the result of an increase in the size of the Board from six to seven directors.

        At January 31, 2008, the non-employee directors had outstanding stock option awards for the following number of shares: Dr. Lardy, 4,000; Mr. McDougall, none; Mr. Nickerson, none; Mr. Osterman, none; Mr. Wessinger, none; and Dr. Wilgenbusch, none. At January 31, 2008, the non-employee directors had the following number of outstanding SARs: Dr. Lardy, 10,400; Mr. McDougall, 10,400; Mr. Nickerson, none; Mr. Osterman, 10,400; Mr. Wessinger, 4,625; and Dr. Wilgenbusch, 10,400. At January 31, 2008, the non-employee directors had non-vested restricted stock for the following number of shares: Dr. Lardy, 814; Mr. McDougall, 814; Mr. Nickerson, none; Mr. Osterman, 814; Mr. Wessinger, 814; and Dr. Wilgenbusch, 814.

        The Chairman of the Board receives a $75,000 annual retainer. The Chair of the Audit Committee receives a retainer of $36,000 and the chairs of the Compensation Committee and the Nominating and Governance Committee each receive retainers of $30,000. All other non-employee directors receive a $24,000 annual retainer. Non-employee directors also receive $1,500 for each Board and committee meeting attended.

        Under the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan approved by our shareholders, each non-employee director is awarded restricted shares totaling $60,000 in value following each annual meeting of shareholders. The directors are reimbursed for travel and other expenses attendant to Board membership.

PROPOSAL 2: APPROVAL OF INCREASE IN THE NUMBER OF
AUTHORIZED SHARES OF CASCADE COMMON STOCK

        The Board has adopted a resolution providing for the submission to our shareholders of an amendment to Article V of our Articles of Incorporation, the effect of which is to increase the number of authorized shares of common stock to 40,000,000 shares. Currently, we are authorized to issue up to 20,000,000 shares of common stock, which as of March 17, 2008, 10,822,064 shares were issued and outstanding and 843,746 shares were reserved for issuance under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan and the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan, leaving 8,334,190 shares of common stock available for future issuance. The proposed amendment eliminates one authorized share of special voting stock that was issued in connection with a 1997 acquisition by Cascade but is no longer outstanding. The proposed amendment does not affect the number of preferred shares that Cascade is authorized to issue, which remains at 200,000 shares, none of which are outstanding.

        If approved by our shareholders, the additional shares of common stock resulting from the increase in authorized common shares would be available for issuance from time to time to meet business demands as they arise. The Board believes the authorization of such additional shares will provide us with the flexibility to issue shares of common stock for such corporate purposes as may be identified in the future by the Board, without the possible expense and delay of a special shareholders' meeting at such time. These corporate purposes may include, without limitation, affecting a stock split or issuing a stock dividend, making acquisitions through the use of stock, raising equity capital, adopting additional employee stock plans or reserving additional shares for issuance under existing employee stock plans where permitted by the plans. We have no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of common stock proposed to be authorized.

        The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board may deem advisable, without further action by our shareholders, except as may be required by Oregon corporate law or by the rules of any national securities exchange on which the securities may then be listed. Upon issuance, such shares will have the same rights as the outstanding shares of common stock. Holders of common stock have no preemptive or similar rights.

        Although the increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Cascade without further action by the shareholders, the Board is not aware of any attempt to take control of Cascade and has not presented this proposal with the intention that the increase in the authorized shares of common stock be used as a type of anti-takeover device. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of Cascade more difficult, and therefore less likely. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in Cascade, on such shareholders' percentage voting power. The issuance of additional shares could also be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

        If the proposal to increase authorized common stock is approved by our shareholders, we will file an amendment to our Articles of Incorporation with the Oregon Secretary of State in order to effect the increase in authorized common stock.

        Article V of our Articles of Incorporation, as proposed to be amended, is set forth below:

"ARTICLE V"

        The total authorized capital stock of the Corporation is 40,200,000 shares, divided into 200,000 shares of Preferred Stock without par value and 40,000,000 shares of Common Stock of the par value of fifty cents per share.

  A.
  Preferred Stock.

  1.
  Issuance.    The Preferred Stock may be issued from time to time by the Board of Directors in any amounts as Preferred Stock of one or more series, provided that no more than 200,000 shares of Preferred Stock may be outstanding at any one time. The Board of Directors of the Corporation is hereby empowered to cause the Preferred Stock to be issued in series with variations as to (a) the rates and terms of dividends payable thereon; (b) whether shares can be redeemed, and, if so, the redemption price and terms and conditions or redemption; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking funds, if any, for the redemption or purchase of shares; (e) the voting rights, if any, of shares, and (f) the terms and conditions, if any, on which shares may be converted to Common Stock of the Corporation, all to the full extent now or hereafter permitted by the laws of the State of Oregon.

  2.
  Relative Rights and Preferences.    Each share of each series of Preferred Stock shall have the same relative rights and preferences as and be identical in all respects with all other shares of the same series.

  B.
  Common Stock.

  1.
  Dividends.    Subject to any dividend or other requirements with respect to Preferred Stock, dividends payable in cash, stock or otherwise as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of the surplus or net profits of the Corporation available for the payment of dividends.

  2.
  Liquidation.    In the event of any liquidation, dissolution or winding up the Corporation, if payment shall have been made in full to the holders of the Preferred Stock then outstanding in the amounts to which such holders are entitled upon such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be distributed among the holders of Common Stock according to their respective rights and preferences and pro rata in accordance with their respective holdings.

  3.
  Voting Rights.    Each holder of Common Stock shall be entitled to, upon all matters to be voted upon by the shareholders of the Corporation, one vote for each share of such stock standing in such shareholder's name on the books of the Corporation as of the record date set for such voting.

  C.
  Pre-Emptive Rights.

  No holder of stock of the Corporation of any class shall have any pre-emptive right whatsoever to subscribe to or otherwise acquire any shares of any class of stock of the Corporation.

        The Board recommends a vote FOR the proposal to increase the number of authorized shares of common stock.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Cascade's independent registered public accounting firm for the fiscal year ending January 31, 2009, and as a matter of good corporate governance we are asking shareholders to ratify this appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

        The Board recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Cascade's independent registered public accounting firm for the fiscal year ending January 31, 2009.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed for professional services performed by PricewaterhouseCoopers LLP for fiscal years ended January 31, 2008 and 2007 were as follows:

	2008	2007
Audit fees(1)	$1,593,000	$1,653,000
Audit-related fees(2)	50,000	49,000
Tax return preparation and planning activities	86,000	102,000
Other tax fees(3)	15,000	51,000
All other fees(4)	33,000	109,000

	$1,777,000	$1,964,000

    (1)
    Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements, audit of internal control effectiveness and audit services provided in connection with other statutory or regulatory filings. Fees billed in 2007 were revised from amounts reported in the proxy statement for our 2007 Annual Meeting due to 2007 fees of $95,000 which were approved after the filing of the proxy.

    (2)
    Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

    (3)
    Tax fees consisted of transfer pricing services and international, federal and state tax advice.

    (4)
    All other fees principally included services related to business acquisitions.

        Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services, including fees and terms, to be performed by our independent registered public accounting firm, unless an exception to pre-approval for de minimus non-audit services exists under the Securities Exchange Act of 1934. Each year, the independent registered accounting firm's retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year's annual report on Form 10-K. At the beginning of each fiscal year, management submits to the Audit Committee a summary of all proposed non-audit services expected to be performed by the independent registered public accounting firm in the next year, including a brief description of the project and an estimated project cost. The Audit Committee approves the summary as submitted or with such changes to the scope and nature of work to be performed as it deems desirable. Additional non-audit services identified during the year are submitted to the Audit Committee for approval at the next quarterly Audit Committee meeting. If the services are scheduled to commence prior to the next quarterly meeting, management obtains approval from the Chair of the Audit Committee to proceed with the services. The Chair of the Audit Committee makes the determination at interim dates of whether approval of the entire Audit Committee is needed. In the event the Chair of the Audit Committee is not available to approve non-audit services, a designated Vice-Chair of the Audit Committee can approve such services or determine if approval of the entire Audit Committee is needed. Any approval of non-audit services by the Chair or Vice-Chair of the Audit Committee is reported to the full Audit Committee at each of its scheduled meetings.

        Since May 6, 2003, the effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is established pursuant to our Bylaws and its activities are governed by a written charter that is available on our corporate website, www.cascorp.com. The current members of the Audit Committee are Mr. McDougall, Dr. Lardy, Mr. Nickerson, Mr. Osterman, Mr. Wessinger and Dr. Wilgenbusch. Each member of the Audit Committee is independent as defined under the applicable rules of the NYSE and the Securities and Exchange Commission. The Board of Directors has determined that Mr. McDougall qualifies as an "audit committee financial expert" as defined in the rules of the Securities and Exchange Commission.

        The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively, that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented, overall annual audit coverage is satisfactory and is designed to provide reasonable assurance our financial statements fairly reflect our financial condition and the results of our operations and appropriate standards of business conduct are established and observed.

        Management is responsible for our internal controls and financial reporting. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our annual consolidated financial statements and effectiveness of internal controls over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing applicable reports on those financial statements.

        In this context, we report that in discharging our responsibilities and in addition to other work, we:

  •
  Reviewed and discussed with management and PricewaterhouseCoopers LLP our annual consolidated financial statements for the fiscal year ended January 31, 2008, as well as matters related to our internal controls and overall quality of financial reporting.

  •
  Reviewed the PricewaterhouseCoopers LLP audit plan for the fiscal year ended January 31, 2008.

  •
  Discussed with PricewaterhouseCoopers LLP the matters that Statement on Auditing Standards No. 61 (Communications with Audit Committees) requires them to discuss with us.

  •
  Received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 relating to their independence from Cascade, and we have discussed with PricewaterhouseCoopers LLP their independence from Cascade.

  •
  Considered whether PricewaterhouseCoopers LLP's non-audit services were compatible with maintaining their independence from Cascade.

        Based on the review and discussion referred to above, we recommended to the Board, and the Board approved, that the audited annual consolidated financial statements for the fiscal year ended January 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the Securities and Exchange Commission.

        The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2009, and recommends to the shareholders of Cascade that they ratify the appointment.

AUDIT COMMITTEE Duane C. McDougall, Chair Nicholas R. Lardy Peter D. Nickerson James S. Osterman Henry W. Wessinger II Nancy A. Wilgenbusch

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis section describes our compensation philosophy, practices, and policies for our principal executive officer, principal financial officer and our three other most highly-compensated officers for our fiscal year ended January 31, 2008. These officers, referred to as named executive officers or "NEOs" are: Robert C. Warren, Jr., President and Chief Executive Officer; Richard S. Anderson, Senior Vice President and Chief Financial Officer; Gregory S. Anderson, Senior Vice President—Human Resources; Jeffrey K. Nickoloff, Vice President—Corporate Manufacturing and Joseph G. Pointer, Vice President—Finance. This section also explains the structure and rationale associated with each element of NEO total compensation, and it provides important context for the detailed disclosure tables and specific compensation amounts contained in this proxy statement.

Compensation Committee

        The Compensation Committee of our Board consists of six directors, all of whom are independent in accordance with NYSE requirements. Nicholas R. Lardy, Ph.D., serves as the Chair of the Compensation Committee. The other members of the Compensation Committee are Duane C. McDougall, Peter D. Nickerson, James S. Osterman, Henry W. Wessinger II, and Nancy A. Wilgenbusch, Ph.D. Mr. Nickerson was appointed to the Compensation Committee in December 2007. The Compensation Committee is appointed by, and provides assistance to, the Board in fulfilling its responsibilities relating to the compensation of our executive officers and directors. Additional information regarding the Compensation Committee can be found in this proxy statement under "Corporate Governance and Other Board Matters—Compensation Committee."

Compensation Philosophy and Objectives

        We believe our success is largely dependent on our ability to attract and retain superior executive talent with demonstrated leadership abilities and extensive management experience. We also believe motivating and rewarding our executives for high levels of performance contributes to long-term shareholder value. Accordingly, we seek to attract and retain executive talent by providing market-competitive base compensation and to reward executives for producing superior results. We do so by evaluating executive performance on the basis of two key financial measures, income before taxes and return on average assets, which we believe are closely correlated to building shareholder value.

        Our basic compensation philosophy is divided into three areas: base salary, annual cash incentive and long-term incentive.

        Base Salary—We establish the base salaries of our NEOs at levels that approximate the market median or mean for executives with like responsibilities in a peer group of comparable companies as discussed under "Determination of Compensation Levels", with adjustments for variations in executive experience and performance. Despite our use of market salary data, individual salary determinations reflect the qualifications, experience and performance of the individual NEO and the value of the individual to our business.

        Annual Cash Incentive—We believe our NEOs, who are directly responsible for our global performance, should have a significant portion of their potential cash compensation at risk. Therefore, our annual cash incentive program rewards NEOs for meeting or exceeding designated levels of income before taxes established by the Board.

        Long-Term Incentive—We believe providing a long-term incentive, in the form of stock-based compensation, will encourage our NEOs to operate our business with a longer-term focus by seeking to maximize net income relative to our existing assets and acquiring additional assets with superior income potential. We also believe that a long-term incentive promotes retention of future Company leaders in line with our succession planning efforts.

        Total Direct Compensation—In evaluating overall compensation, the Compensation Committee believes the combination of base salary, annual incentive and long-term incentive, when compared to executives with like responsibilities in comparable companies and industries, should be in the 50th to 75th percentile when our performance is judged to be good, and above the 75th percentile when performance is judged to be outstanding or excellent.

Compensation Consultants

        The Compensation Committee has in the past engaged a compensation consultant to provide guidance on executive compensation plan design and structure, prepare market competitive compensation data and recommend appropriate compensation ranges. In fiscal 2008 the Compensation Committee retained Mercer HR Consulting ("Mercer") to assist with several projects, including a competitive market analysis of base pay, annual incentive and total direct compensation. The Compensation Committee selected Mercer based on its position as a recognized market leader in global compensation consulting. Mercer is independent and reports directly to the Compensation Committee.

Role of Executives in Compensation Committee Activity

        The Compensation Committee is responsible for and makes all decisions regarding compensation for our NEOs. The Compensation Committee's normal practice is to request the CEO and Senior Vice President—Human Resources to attend Compensation Committee meetings for the purpose of providing information on company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial and other information. Our CEO is not a Compensation Committee member and while able to provide his insights and suggestions, does not vote on decisions regarding NEO compensation.

        With respect to the compensation of the CEO, the Compensation Committee discusses its evaluation of the CEO's performance and compensation with him, but the final determination and all votes regarding his compensation are made without the CEO present.

Compensation Committee Activity

        During fiscal 2008, the Compensation Committee met three times to consider and act on the following issues:

  •
  Recommend Board approval of annual cash incentive payments for fiscal 2007 and establish performance measures for awards under the fiscal 2008 annual cash incentive plan.

  •
  Evaluate competitive market compensation data provided by Mercer and approve annual base salaries for fiscal 2009 for executive and other officers, including the NEOs.

  •
  Evaluate the CEO's performance, identify new corporate performance objectives and recommend compensation adjustments to the Board.

  •
  Recommend changes to our stock appreciation rights plan to authorize awards of restricted stock as well as stock appreciation rights.

  •
  Review performance of our stock appreciation rights plan through comparing actual return on average assets ("ROAA") relative to established ROAA targets and approve grants of restricted stock and stock appreciation rights for executive officers, officers and other senior managers.

  •
  Establish ROAA targets under our stock appreciation rights and restricted stock plan for fiscal year 2008.

  •
  Approve a retirement agreement for G. S. Anderson, Senior Vice President—Human Resources.

  •
  Evaluate the Compensation Committee's performance for the past year.

Determination of Compensation Levels

        Overall compensation levels of NEOs are based on a number of factors including the individual's experience, expertise, position and responsibility level, pay levels of peers with comparable responsibility within Cascade, competitive pay levels for similar positions with other companies and the performance of the individual and Cascade as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits and uses outside consultant surveys and guidance to assist with the evaluation.

        In fiscal 2008, Mercer conducted an extensive review of executive compensation and provided guidance and advice to the Compensation Committee in establishing executive pay levels. Mercer's work included both an analysis of peer group compensation as described in more detail below and a review of data from appropriate compensation surveys. These surveys contained information from national databases and included Mercer's Executive Compensation Survey, Mercer's Manufacturing Compensation Survey and Watson Wyatt's Top Management Compensation Survey. Survey data covered base pay, annual incentive and long-term incentive.

        In making compensation decisions, a major data source used by the Compensation Committee in establishing market competitive pay levels for executive and other officers is the compensation information disclosed by a peer group of similar-size public companies in the industrial machinery and equipment manufacturing industry. Key measures used in selecting the peer group include annual revenue, market capitalization, total assets, number of employees and annualized total shareholder return. The companies that made up the peer group for fiscal 2008 were:

2008 PEER GROUP

Company Name (Ticker Symbol)	Company Name (Ticker Symbol)

Actuant Corporation (ATU)	Gehl Company (GEHL)

Alamo Group, Inc. (ALG)	IDEX Corporation (IEX)

Ampco—Pittsburgh Corporation (AP)	Lindsay Manufacturing Company (LNN)

Astec Industries, Inc. (ASTE)	Nordson Corporation (NDSN)

Columbus McKinnon Corporation (CMCO)

Elements of Fiscal 2008 Executive Compensation

        The general framework of our executive compensation structure is outlined above in "Compensation Philosophy and Objectives." For fiscal 2008, the components of compensation for NEOs were base salary, annual cash incentive compensation, long-term equity incentive compensation and perquisites and other personal benefits.

        Base Salary—Base salaries are reviewed by the Compensation Committee on an annual basis and adjustments made as deemed appropriate. Base salary increases for fiscal 2008 were approved by the Compensation Committee in December 2006. The following table shows base salaries for fiscal 2008 and 2007:

NEO	2007 Base Salary	2008 Base Salary

R. C. Warren Jr	$460,000	$500,000

R. S. Anderson	275,000	290,000

G. S. Anderson	190,000	200,000

J. G. Pointer	190,000	200,000

J. K. Nickoloff	170,000	180,000

        The salary increases for fiscal 2008 were approved by the Compensation Committee to maintain base salaries that approximated the market mean or median for executives with like responsibilities at our peer group companies.

        Annual Cash Incentive—Annual cash incentive payments are structured to encourage the building of shareholder value by maximizing our income before taxes. NEO's receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and certain other expenses ("AIBT") once AIBT exceeds a threshold level. The percentage of AIBT each NEO is entitled to receive increases if AIBT exceeds a target level and increases again if AIBT exceeds a maximum level. There is an upper AIBT limit beyond which the NEOs receive no additional incentive payments.

        In April 2007 the Compensation Committee approved the following of AIBT limits and ranges for fiscal 2008:

Level	AIBT	Increase From 2007 AIBT Level	AIBT Range

Threshold limit (lower limit)	$50 million	56%	>$50 to $59 million

Target (mid-point)	$70 million	56%	>$60 to $79 million

Maximum limit (upper limit)	$88 million	35%	>$80 to $88 million

        The Compensation Committee significantly increased AIBT levels for fiscal 2008 from those in fiscal 2007 to reflect the continued strength of our business as reflected by the increases in actual AIBT in recent years and to convey the Compensation Committee's and the Board's increased expectations for AIBT growth. Actual AIBT for purposes of determining annual cash incentive payments was $75.2 million, $66.5 million and $47.8 million for fiscal 2007, 2006 and 2005, respectively.

        AIBT was $80.3 million for fiscal 2008, an increase of 7% from AIBT in fiscal 2007 of $75.2 million. AIBT excluded a $16 million insurance litigation settlement received in the first quarter of fiscal 2008. The table below shows, as a percentage of base salary, the award opportunities in fiscal

2008 for each NEO depending on the amount of AIBT and the NEOs' actual cash incentive award for 2008 as approved by the Compensation Committee on April 1, 2008:

	Annual incentive opportunity for Fiscal 2008 as % of Fiscal 2008 Base Salary			Actual Award as a % of Base Salary for Fiscal 2008

NEO	Threshold Limit	Target	Maximum Limit	Performance	Actual Award

R.C. Warren Jr.	34%	80%	150%	123%	$616,000

R.S. Anderson	29%	70%	130%	119%	$309,000

G.S. Anderson	25%	59%	110%	100%	$201,000

J.G. Pointer	25%	59%	110%	100%	$201,000

J.K. Nickoloff	23%	53%	100%	91%	$164,000

        The annual incentive program allows the Compensation Committee to adjust an individual's annual cash incentive award from 80% to 120% of the amount calculated based on individual performance. At the Compensation Committee's discretion, the annual incentive payments for fiscal 2008 for Mr. Warren, and Mr. R.S. Anderson were reduced by 10% due to results from our European operations that were below expectations. The Compensation Committee elected to not make any other adjustments for individual performance in fiscal 2008.

        Long-term Incentive—At our 2007 annual meeting, our shareholders approved a change to our existing stock appreciation rights plan to allow the issuance of restricted stock to directors and key employees. The Compensation Committee and our Board recommended this change to provide greater flexibility in managing the number of shares to be issued in the future under the plan as part of our long-term incentive compensation component.

        A stock appreciation right (SAR) provides the holder the right to receive an amount, payable in shares of our common stock, equal to the increase in the market value of our common stock on the date of exercise over the base price at the time the right was granted. The base price may not be less than the market price of our common stock on the date of grant. All SAR awards vest ratably over four years and have a term of ten years. An award of restricted stock provides the holder actual shares of common stock which vest over a period of three years. Dividends are paid to holders of restricted stock during the three year vesting period. Annual awards of SARs and restricted stock are effective as of the close of business on the day following the public release of our earnings for our first fiscal quarter.

        In fiscal 2008, the long-term incentive compensation awards to NEOs were based on our ROAA performance. ROAA is defined as net income before significant non-recurring or extraordinary items divided by the average total consolidated assets. The Compensation Committee determined ROAA performance targets based on our historical financial performance, expected future performance, consultant's market survey data and sufficient increase in ROAA performance. Prior ROAA performance targets for fiscal 2006 and ROAA performance targets established by the Compensation Committee for fiscal 2007, which were awarded in fiscal 2008, are as follows:

	2006 Targets	2007 Targets

Minimum level	9%	10%

Target level	10%	12%

Maximum level	11%	14%

        NEOs were awarded either shares of restricted stock or SARs in fiscal 2008 using grant ranges established by the Compensation Committee based on job responsibility with minimum, target and maximum grants based on our ROAA. Our fiscal 2007 ROAA was 14.1%, therefore the stock appreciation rights allowed were at the maximum level permitted under the guidelines set by the Compensation Committee. The following table presents the award opportunities for NEOs and the actual awards recommended by the Compensation Committee and approved by the Board for fiscal 2007:

NEO	Type of Award	Minimum	Target	Maximum	Actual Award	Market Value of Award(1)

R.C. Warren Jr.	Restricted Stock	6,000	12,000	24,000	24,000	$1,769,500

R.S. Anderson	Restricted Stock	2,500	5,000	10,000	10,000	737,300

G.S. Anderson	Restricted Stock	1,100	2,200	4,400	4,400	324,412

J.G. Pointer	SARs	1,500	3,000	5,000	5,000	166,550

J.K. Nickoloff	SARs	1,500	3,000	5,000	5,000	166,550

(1)—Market value of restricted stock equals the market price of our common stock ($73.73 per share) on the award date, June 8, 2007. This is also the grant price for SARs awards. Market value of SARs equals the grant date fair value ($33.31 per SAR) based on the Black Scholes method calculated as of the award date, June 8, 2007.

        Perquisites and Other Personal Benefits—We provide the NEOs with the use of a company automobile, reimburse them for personal income taxes attributable to such use and reimburse them for annual physicals. We also contribute to each NEO's 401(k) plan account. These perquisites, which the Compensation Committee believes are reasonable and consistent with our overall compensation program and objectives, are provided to allow us to attract and retain executive talent.

Change in Control Agreements

        In 2000, the Compensation Committee approved change in control agreements ("CICs") for Robert C. Warren, Jr. and Richard S. Anderson. The CICs provide certain benefits for these individuals if they are involuntarily terminated within 12 months following a change in control of Cascade. The CICs were implemented to help us retain these executives, particularly after a change of control has been proposed, and remain competitive in the market.

        Benefits under the CICs are payable to the executives upon involuntary termination coupled with the occurrence of a change of control event. These events include:

  •
  A change in the composition of a majority of the Board over a 24 month period.

  •
  Sale or transfer of all or substantially all of our assets in complete liquidation or dissolution.

  •
  Merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred.

  •
  Acquisition by a person or group of related persons of securities possessing more than 35% of the total combined voting power of our outstanding securities, pursuant to a transaction which the Board does not recommend to our shareholders.

        We believe our approach requiring both an involuntary termination and a change in control is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment. CICs provided by some other companies provide executives with benefits solely upon the occurrence of a change in control.

        The Compensation Committee does not consider the CICs for purposes of determining the annual compensation levels as discussed in "Determination of Compensation Levels."

Retirement Agreement—G. S. Anderson

        In January 2008, G. S. Anderson, our Senior Vice President—Human Resources, announced that he will be retiring effective June 30, 2008. Mr. Anderson joined us in 1984 and since that time has had a key role in various global human resource initiatives. We have entered into a consulting agreement with Mr. Anderson after his retirement to provide continuity in our continued development of global human resource matters. The terms of the retirement agreement are outlined below:

  •
  We will pay Mr. Anderson a monthly retainer of $4,166 for the period July 1, 2008 until June 30, 2009 for services as requested by us. In addition, we will pay Mr. Anderson a rate of $165 per hour for all hours spent on consulting assignments in excess of 300 hours during the term of the agreement.

  •
  Mr. Anderson will receive an incentive payment of $45,000 on June 30, 2008, which represents 5/12 of the annual target incentive he would be entitled to under our existing executive incentive plan for fiscal 2009. A final incentive payment will be made when fiscal 2009 incentive payments are made to our other NEOs.

  •
  SARs previously granted to Mr. Anderson and not vested at June 30, 2008 will expire, in accordance with the terms upon which the SARs were granted.

  •
  Mr. Anderson will be entitled to exercise any SAR vested at June 30, 2008 at any time through September 30, 2009. The extension of the exercise period to September 30, 2009, represents an extension of the standard 90-day exercise period under terms of the SARs as granted.

  •
  All restricted stock previously granted to Mr. Anderson and not vested as of June 30, 2008 will fully vest at June 30, 2009, subject to Mr. Anderson's compliance with the retirement agreement.

  •
  We will provide Mr. Anderson and his spouse medical and dental coverage through June 30, 2009 under our health care plan. Mr. Anderson will contribute towards the cost of health care coverage on the same basis as other Cascade employees.

  •
  Mr. Anderson will receive title to his company automobile at June 30, 2008 as part of his compensation under this retirement agreement.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits to $1 million the amount of our tax deduction for certain compensation paid to the CEO and the NEOs. Certain qualifying "performance-based" compensation is not subject to the $1 million deduction limit, including compensation related to stock appreciation rights issued under our Stock Appreciation Rights and Restricted Stock Plan. However, annual cash incentive amounts payable under our executive incentive program and compensation related to certain awards under our 1995 Senior Managers' Incentive Stock Option Plan do not meet the requirements for exemption from the $1 million limit. For fiscal 2008, all NEOs exceeded the $1 million limit and their compensation in excess of that amount will not be deductible by Cascade. The Compensation Committee intends to preserve the tax deductibility of executive compensation to the extent practicable but reserves the right to recommend future compensation that does not comply with the Section 162(m) requirements for deductibility if it concludes that this is in the best interests of Cascade.

Compensation Committee Report

        We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Cascade's Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

COMPENSATION COMMITTEE
Nicholas R. Lardy, Ph.D., Chair
Duane C. McDougall
Peter D. Nickerson
James S. Osterman
Henry W. Wessinger II
Nancy A. Wilgenbusch, Ph.D.

Summary Compensation Table for Fiscal 2008 and 2007

        The following table summarizes compensation information for our named executive officers for the fiscal years ended January 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE—FISCAL YEAR 2008

Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)		Total

Robert C. Warren, Jr., President and Chief Executive Officer	2008 2007	$ $	500,000 460,000	— —	$381,758 —	$ $	438,596 509,531	$ $	616,000 579,600	— —	$ $	51,330 44,190	$ $	1,987,684 1,593,321

Richard S. Anderson, Senior Vice President and Chief Financial Officer	2008 2007	$ $	290,000 275,000	— —	$159,066 —	$ $	372,243 368,319	$ $	309,000 324,000	— —	$ $	43,587 48,311	$ $	1,173,896 1,015,630

Gregory S. Anderson, Senior Vice President—Human Resources	2008 2007	$ $	200,000 190,000	— —	$69,988 —	$ $	368,867 355,614	$ $	201,000 198,000	— —	$ $	43,392 34,031	$ $	883,247 777,645

Joseph G. Pointer, Vice President—Finance	2008 2007	$ $	200,000 190,000	— —	— —	$ $	286,015 255,815	$ $	201,000 198,000	— —	$ $	32,941 34,619	$ $	719,956 678,434

Jeffrey K. Nickoloff Vice President—Corporate Manufacturing(5)	2008		$180,000	—	—		$286,015		$164,000	—		$27,948		$657,963

(1)
Amounts reflect the expense recognized for accounting purposes calculated in accordance with SFAS 123R with respect to restricted stock awarded in fiscal 2008. Assumptions used in calculating expense as required by SFAS 123R are described in Note 13 to our Consolidated Financial Statements included in our 2008 Form 10-K. Additional details regarding the terms of awards under the SAR Plan and Stock Option Plan are described in the following tables: "Grants of Plan-Based Awards in Fiscal 2008" and "Outstanding Equity Awards at Fiscal Year-End."

(2)
Amounts reflect the expense recognized for accounting purposes calculated in accordance with SFAS 123R with respect to SARs granted in fiscal 2007, 2006, and 2005 and stock options granted prior to 2005. Assumptions used in calculating expense as required by SFAS 123R are described in Note 13 to our Consolidated Financial Statements included in our 2008 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded in calculating the expense for the above table. Additional details regarding the terms of awards under the SAR Plan and Stock Option Plan are described in the "Outstanding Equity Awards at Fiscal Year-End" table.

(3)
Amounts reflect annual executive incentive payments earned for fiscal 2008 (paid in April 2008) and fiscal 2007 (paid in April 2007) under our executive incentive plan ("Executive Incentive Plan"). The Executive Incentive Plan and the metrics used to determine the amounts paid are described in the Compensation and Analysis under "Annual Cash Incentive."

(4)
All Other Compensation amounts consist of the following items:

Name	Fiscal Year	Company Automobile Usage(a)		Company Contributions to 401(k) Plan(b)		Restricted Stock Dividends(c)	Others(d)		Total

R.C. Warren, Jr.	2008 2007	$ $	17,617 16,802	$ $	18,000 17,600	$12,960 —	$ $	2,753 9,788	$ $	51,330 44,190

R.S. Anderson	2008 2007	$ $	20,187 20,852	$ $	18,000 17,600	$5,400 —	$	— 9,859	$ $	43,587 48,311

G.S. Anderson	2008 2007	$ $	18,797 18,897	$ $	15,934 15,134	$2,376 —		$6,885 —	$ $	43,992 34,031

J.G. Pointer	2008 2007	$ $	17,007 15,949	$ $	15,934 15,134	— —	$	— 3,536	$ $	32,941 34,619

J.K. Nickoloff	2008		$9,317		$14,334	—		$4,297		$27,948

  (a)
  Amounts relate to tax reimbursements related to the use of company automobiles.

  (b)
  Amounts relate to Cascade 401(k) plan contributions for the benefit of the named executive officers.

  (c)
  Amounts relate to dividends paid on restricted stock issued in fiscal 2008.

  (d)
  Amounts relate to costs for executive physicals.

(5)
Mr. Nickoloff was not a named executive officer in fiscal 2007.

        The following table shows all plan-based awards granted to the named executive officers during fiscal 2008. The option awards (in the form of stock appreciation rights) and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table on the following page.

Grants of Plan-Based Awards in Fiscal 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)
												Grant Date Fair Value of Stock and Option Awards(5)
											Exercise or Base Price of Option Awards(4)
	Plan Name(1)	Grant Date(6)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum

R.C. Warren, Jr.	SAR Executive Incentive	6/8/2007 4/5/2007	$187,000	$375,000	$750,000				24,000	—	$—	$1,769,520

R.S. Anderson	SAR Executive Incentive	6/8/2007 4/5/2007	$94,050	$188,500	$377,000				10,000	—	$—	$737,300

G.S. Anderson	SAR Executive Incentive	6/8/2007 4/5/2007	$55,000	$110,000	$220,000				4,400	—	$—	$324,412

J.G. Pointer	SAR Executive Incentive	6/8/2007 4/5/2007	$55,000	$110,000	$220,000				—	—	$73.73	$166,550

J.K. Nickoloff	SAR Executive Incentive	6/8/2007 4/5/2007	$45,100	$90,000	$180,000				—	—	$73.73	$166,550

(1)
Stock Appreciation Rights and Restricted Stock Plan ("SAR") and Executive Incentive Plan ("Executive Incentive")

(2)
Amounts earned under the fiscal 2008 Executive Incentive Plan, which was approved by the Board in April 2007, are shown in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column. These amounts were approved by the Board and paid in April 2008. Additional details regarding the Executive Incentive plan can be found in the "Compensation Discussion and Analysis" section starting on page 14.

(3)
Mr. Pointer and Mr. Nickoloff were each granted 5,000 SARs at a base price of $73.73 for each SAR. Each SAR is payable only in shares of Cascade common stock, with the number of shares into which the SAR is payable calculated by determining the difference between the closing price of Cascade's common stock on the date of exercise and the base price of the SAR established at the time of grant, and then dividing the difference by the closing price of Cascade common stock on the date of exercise. Because the base price of the SARs exceeded the closing price of Cascade common stock on January 31, 2008, the number of shares underlying the SARs is shown as zero.

(4)
Exercise or base price of SARs is the closing price of our common stock on the grant date, June 8, 2007.

(5)
Represents grant date fair value of restricted stock and SARs calculated in accordance with SFAS 123R. Assumptions used in calculating expense as required by SFAS 123R are described in Note 13 to our Consolidated Financial Statements included in our fiscal 2008 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded. Additional details regarding the terms of awards under the SAR plan are described in the following tables: "Summary Compensation Table" and "Outstanding Equity Awards at Fiscal Year-End."

(6)
SAR and restricted stock awards were approved by the Board on June 5, 2007.

        The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards								Stock Awards

Name	Grant Year (fiscal)	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)		Option Expiration Date	Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested

R.C. Warren, Jr.	2001 2002 2003 2004 2005 2006 2007 2008	57,000 52,273 57,000 76,900 31,875 11,638 247 —	— — — — 10,625 11,638 741 —	(3) (4) (5)		$ $ $ $ $ $ $	10.93 11.22 14.05 14.12 21.15 35.60 37.05	5/11/2010 6/14/2011 5/23/2012 5/22/2013 5/26/2014 6/7/2015 6/6/2016	24,000	(6)	$1,238,880

R.S. Anderson	2005 2006 2007 2008	21,250 7,759 1,764 —	7,083 7,759 5,292 —	(3) (4) (5)		$ $ $	21.15 35.60 37.05	5/26/2014 6/7/2015 6/6/2016	10,000	(6)	$516,200

G.S. Anderson	2005 2006 2007 2008	— — 1,764 —	7,083 7,759 5,292 —	(3) (4) (5)		$ $ $	21.15 35.60 37.05	5/26/2014 6/7/2015 6/6/2016	4,400	(6)	$227,128

J.G. Pointer	2005 2006 2007 2008	14,609 5,431 1,235 —	4,870 5,431 3,705 —	(3) (4) (5) (7)		$ $ $ $	21.15 35.60 37.05 73.73	5/26/2014 6/7/2015 6/6/2016 6/8/2017

J.K. Nickoloff	2005 2006 2007 2008	— — — —	4,870 5,431 3,705 —	(3) (4) (5) (7)		$ $ $ $	21.15 35.60 37.05 73.73	5/26/2014 6/7/2015 6/6/2016 6/8/2017

(1)
SARs were granted during fiscal 2008, 2007, 2006 and 2005. Stock options were granted in years prior to fiscal 2005. All awards with expiration dates before 2014 relate to stock options. The number of shares underlying SARs was calculated by determining the difference between $51.62, the closing price of Cascade common stock on January 31, 2008, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs held by the officer, and then dividing that difference by the closing price of Cascade common stock on January 31, 2008. The exercise or base price of SARs by grant year is as follows:

Grant Year

2005	$21.15

2006	$35.60

2007	$37.05

2008	$73.73

(2)
The exercise or base price of stock options and SARs is the closing price of our common stock on the NYSE on the date of grant.

(3)
SARs vest on May 26, 2008.

(4)
SARs vest as follows: one-half annually on June 7, 2008 and 2009.

(5)
SARs vest as follows: one-third annually on June 6, 2008, 2009 and 2010.

(6)
Restricted stock vests as follows: one-third annually on June 8, 2008, 2009 and 2010. Market value based on closing price of our common stock of $51.62 on January 31, 2008.

(7)
SARs vest as follows: one-fourth annually on June 8, 2008, 2009, 2010 and 2011. Because the base price of the SARs exceeded the closing price of our common stock on January 31, 2008, the number of shares underlying the SARs is shown as zero.

Option Exercises and Stock Vested During Fiscal 2008

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

R.C. Warren, Jr.	15,240	$1,106,902

R.S. Anderson	65,708	$3,595,898

G.S. Anderson	97,602	$5,932,511

J.G. Pointer	18,540	$1,160,739

J. K. Nickoloff	18,384	$1,394,213

(1)
The value realized on exercise equals the difference between the exercise or base price and the closing price of our common stock on the date of exercise, multiplied by the number of options or SARs exercised.

Potential Payments on Termination or Change-in-Control

        We have entered into severance agreements with Messrs. Warren and R.S. Anderson. Under the agreements, each would be entitled to certain benefits if his employment is involuntarily terminated (other than for cause) within 12 months following a change in control of Cascade. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual's level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

        The agreements define a change in control of Cascade as (a) a change in the composition of the Board over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade's assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction or series of related transactions that the Board does not recommend for shareholder acceptance or approval.

        An officer whose employment is involuntarily terminated following a change in control would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer's average annual compensation of the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock options; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer's average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Code.

        Each agreement provides that the officer will not compete with us for a period of 24 months following termination of employment for any reason.

        The following table shows the potential payments as described above upon involuntary termination following a change in control on January 31, 2008, for Messrs. Warren and R.S. Anderson:

Name	Lump-sum Payment(1)	Accelerated Options Vesting(2)	Continued Health Coverage(3)	Total

R.C. Warren. Jr.	$2,818,000	$0	$19,000	$2,837,000

R.S. Anderson	$1,591,000	$0	$19,000	$1,610,000

(1)
Amounts represent 2.99 times three year average, subject to limitation under Internal Revenue Service guidelines.

(2)
All stock options are fully rested as of January 31, 2008.

(3)
Amounts represent the cost of health care coverage for 24 months.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about equity awards under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan, under which no future awards may be issued, and the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan. These are our only equity compensation plans in effect as of January 31, 2008, the end of our last fiscal year and as of March 17, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders	538,517	$29.34	274,622
Equity compensation plans not approved by security holders	—	—	—

Total	538,517		274,622

(1)
The number of common shares to be issued upon the exercise of outstanding SARs was calculated by determining the difference between $47.45, the closing price of Cascade common stock on March 17, 2008, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs outstanding, and then dividing the product by the closing price of Cascade common stock on March 17, 2008.

(2)
The number of shares that may be issued under the Stock Appreciation Rights and Restricted Stock Plan is limited to 750,000. The number of common shares remaining available for future issuance under the Stock Appreciation Rights and Restricted Stock Plan was calculated by deducting from 750,000 the number of shares of common stock that are to be issued upon the exercise of presently outstanding SARs as determined pursuant to footnote (1) and the number of shares which have been issued upon exercise of SARs and issuance of restricted stock since the inception of the Stock Appreciation Rights and Restricted Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of Dr. Lardy and Messrs. McDougall, Nickerson, Osterman and Wessinger and Dr. Wilgenbusch, all independent directors. During the fiscal year ended January 31, 2008, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

VOTING SECURITIES—STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common shares as of March 17, 2008, by (i) each person or entity who is known by us to own beneficially more than 5% of our common shares, (ii) each of our directors, (iii) each of the named executive officers listed in the Summary Compensation Table on page 22, and (iv) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Michael W. Cook Asset Management, Inc. .dba SouthernSun Asset Management. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2008. 6000 Poplar Avenue, Suite 220 Memphis, Tennessee 38119	1,436,293		13.3%
FMR LLC. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. 82 Devonshire Street Boston, Massachusetts 02109	1,200,000		11.1%
T. Rowe Price Associates, Inc.. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. 100 E. Pratt Street Baltimore, Maryland 21202	955,550	(8)	8.8%
The Robert C. and Nani S. Warren Revocable Trust, of which Nani S. Warren, Robert C. Warren, Jr., and others are Trustees and share investment powers. Mr. Warren has sole voting power. c/o P.O. Box 20187 Portland, Oregon 97294-0187	827,896		7.7%
Warren Holdings, LLC, of which Robert C. Warren, Jr. and Wendy Warren, Mr. Warren's sister, are managers and share voting and investment power. 82 Swigert Road Washougal, Washington 98671	803,549		7.4%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the Securities Exchange Commission on September 12, 2000. Shares are voted as directed by Mr. Robert J. Davis. 17530 Little River Dr. Bend, Oregon 97707	682,100		6.3%

Barclays Global Investors, N.A. Barclays Global Fund Advisors, and Barclays Global Investor, Ltd. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. 45 Fremont Street San Francisco, California 94105	604,620	(7)	5.6%
Royce & Associates, LLC. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 28, 2008. 1414 Avenue of the Americas New York, New York 10019	603,293		5.6%
Robert C. Warren, Jr.	380,568	(3)(4)	3.4%
James S. Osterman	9,065		*
Nicholas R. Lardy	12,765	(6)	*
Peter D. Nickerson	6		*
Duane C. McDougall	7,378		*
Nancy A. Wilgenbusch	3,878		*
Henry W. Wessinger II	1,314		*
Richard S. Anderson	52,647	(3)	*
Gregory S. Anderson	17,935	(3)	*
Jeffrey K. Nickoloff	0		*
Joseph G. Pointer	21,047		*
15_Officers and Directors as a Group	2,144,796	(5)	19.2%

*
Less than 1% of outstanding shares.

(1)
Includes shares issuable upon exercise of currently vested stock options and SARs or stock options and SARs that will vest within 60 days of March 17, 2008, as follows: R.C. Warren, Jr., 282,660, R.S. Anderson, 27,567, G.S. Anderson, 1,370, J.G. Pointer, 19,047, J.K. Nickoloff, none, N.R. Lardy, 6,564, J.S. Osterman, 2,564, N.A. Wilgenbusch, 2,564, D.C. McDougall, 2,564 and all officers and directors as a group, 351,064. The number of shares issuable upon the exercise of a stock appreciation right was calculated by determining the difference between the closing price of Cascade common stock on March 17, 2008, and the base price of the stock appreciation right established at the time of grant, multiplying that figure by the number of vested SARs held by the officer, director or group, and dividing the product in each case by the closing price of a share of Cascade stock on March 17, 2008.

  Certain directors and executive officers hold restricted stock shares which we include in this column. They may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2011 for directors and 2010 for officers. The individuals in the table hold the following numbers of restricted shares: Mr. Warren, 24,000, Mr. R.S. Anderson, 10,000, Mr. G.S. Anderson, 4,400, Drs. Lardy and Wilgenbusch and Messrs. McDougall, Osterman and Wessinger, each 814. Officers and directors as a group hold 42,470 restricted shares.

(2)
No officer or director owns more than 1% of Cascade's outstanding shares, except for R.C. Warren, Jr.. Mr. Warren may be considered to own beneficially 18.1%, which includes shares held as trustee for The Robert C. and Nani S. Warren Revocable Trust and as a manager of Warren Holdings, LLC.

(3)
Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 86, R.S. Anderson, 4,559, G.S. Anderson, 212.

(4)
Includes shared voting and investment powers as to 31,480 shares and sole voting and investment powers as to 9,592 shares, all held as fiduciary for the benefit of various family members and 500 shares owned by Mr. Warren's spouse, as to all which Mr. Warren disclaims beneficial ownership.

(5)
Includes an aggregate of 1,672,517 shares held by officers and directors in fiduciary capacities.

(6)
Includes 1,000 shares held in a trust for the benefit of certain relatives of Dr. Lardy. Dr. Lardy, who is a co-trustee of the trust, disclaims beneficial ownership of such shares.

(7)
Barclay's Global Investors, NA has sole voting power with respect to 234,920 shares and sole dispositive power with respect to 276,446 shares. Barclays Global Fund Advisors has sole voting power with respect to 242,751 shares and sole dispositive power with respect to 318,834 shares. Barclays Global Investors, Ltd. has sole dispositive power with respect to 9,340 shares.

(8)
T. Rowe Price Associates, Inc., has sole voting power with respect to 281,400 shares and sole dispositive power with respect to 955,550 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners during the year ended January 31, 2008, were complied with the exception of Mr. Pointer, Mr. Nickerson, and Mr. Warren whom each inadvertently filed one late report on Form 4 reporting one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Corporate Governance Guidelines adopted by the Board provide that any transaction that may constitute a related party transaction that would be required to be disclosed under Item 404 of SEC Regulation S-K (including transactions that would be required to be disclosed but for the fact that the dollar value of the transaction is less than that required for disclosure under Regulation S-K) is subject to approval or ratification by the Board. Robert C Warren, Jr., our President and Chief Executive Officer, is a director of ESCO Corporation, a privately held manufacturer of high-alloy steel products that supplies Cascade with certain components. Mr. Warren and certain members of his immediate family are shareholders of ESCO Corporation. In September 2007, the Board reviewed and approved the continuation of the business relationships between Cascade and ESCO Corporation, subject to (1) Mr. Warren's agreement to abstain as a member of either company's board of directors from participating in any vote relating to business dealings between the two companies and (2) the receipt by the Board of periodic reports from our Chief Financial Officer regarding the nature and status of the business relationships between the two companies. During the fiscal year ended January 31, 2008, we purchased approximately $281,000 of components used in our products from ESCO Corporation at prevailing market prices. There were no other transactions with related persons during the fiscal year ended January 31, 2008.

OTHER MATTERS

        As of the date of this proxy statement, the only matters that we intend to present at the meeting are those set forth in the notice of meeting and in this proxy statement. We know of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies submitted in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or person voting as proxies.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        Shareholder proposals submitted for inclusion in the proxy materials for the 2009 annual meeting must be received in writing by us no later than January 4, 2009. Any shareholder proposal that is not submitted for inclusion in the proxy materials for the 2009 annual meeting but is instead sought to be presented directly at that meeting will not be considered timely unless appropriate notice is provided to us no later than March 20, 2009. In addition, if we receive notice of a shareholder proposal after March 20, 2009, the persons named as proxies for the 2009 annual meeting will have discretionary voting authority to vote on such proposal at the 2009 annual meeting. Any shareholder making a proposal must have been a registered or beneficial owner of at least one percent of the outstanding common shares or common shares with a market value of at least $2,000 for at least one year prior to submitting the proposal and must continue to own the stock through the date the meeting is held.

NO INCORPORATION BY REFERENCE

        In Cascade's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

ANNUAL REPORT

        The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the fiscal year ended January 31, 2008 have been made available to all shareholders entitled to vote at the annual meeting and who received the Notice of Internet Availability of Proxy Materials. Our annual report on Form 10-K can also be viewed at our website, www.cascorp.com.

        Paper copies of our annual report on Form 10-K (excluding exhibits) may be obtained without charge by writing our Corporate Secretary at Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0180. 94039-7850, or by calling (650) 944-3560.

CASCADE CORPORATION

2201 NE 201ST AVENUE

FAIRVIEW, OR 97024-9718

ATTN: ROBIN PETERSON

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cascade Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CCORP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASCADE CORPORATION

Vote on Directors
1. Election of Three Directors for three-year terms ending in 2011	For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
	All	All	Except
Nominees:
01 Peter D. Nickerson
02 Robert C. Warren, Jr.	O	O	O
03 Henry W. Wessinger II

				For	Against	Abstain
Vote on Proposals
2. Proposal to approve an amendment to Cascade Corporation’s Articles of Incorporation increasing the number of authorized shares of common stock from 20,000,000 to 40,000,000.				O	O	O

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2009.				O	O	O

THIS PROXY WlLL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WlLL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES AS DIRECTORS “FOR” THE APPROVAL OF THE AMENDMENT TO CASCADE CORPORATION’S ARTICLES OF INCORPORATION (EXCEPT THAT SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WILL BE SO VOTED ONLY IF SPECIFIC VOTING INSTRUCTIONS ARE PROVIDED TO THE BROKER OR OTHER NOMINEE TO VOTE FOR PROPOSAL 2) AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. THIS PROXY WILL ALSO BE VOTED AT THE PROXIES’ DISCRETION AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.		O

Please indicate if you plan to attend this meeting.	O	O
	Yes	N o

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CASCADE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JUNE 3, 2008

The shareholder(s) hereby appoint(s) R.C. Warren, Jr. and R.S. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cascade Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time on June 3, 2008, at the Corporate Headquarters, 2201 NE 201st Avenue, Fairview OR 97204-9718, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL (EXCEPT THAT SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WILL BE SO VOTED ONLY IF SPECIFIC VOTING INSTRUCTIONS ARE PROVIDED TO THE BROKER OR OTHER NOMINEE TO VOTE FOR PROPOSAL 2).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
Term Expires 2009
Term Expires 2010
CORPORATE GOVERNANCE AND OTHER BOARD MATTERS
PROPOSAL 2: APPROVAL OF INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CASCADE COMMON STOCK
"ARTICLE V"
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
VOTING SECURITIES—STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
NO INCORPORATION BY REFERENCE
ANNUAL REPORT